Filed Pursuant to Rule 424(b)(3)
Registration No. 333-279912

BLACKROCK PRIVATE CREDIT FUND

SUPPLEMENT DATED AUGUST 18, 2025

TO THE PROSPECTUS DATED APRIL 22, 2025, AS SUPPLEMENTED MAY 8, 2025

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of BlackRock Private Credit Fund (the “Fund”), dated April 22, 2025, as supplemented May 8, 2025 (as further supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to provide certain updated information regarding the Fund in the Prospectus under the headings listed herein.

PROSPECTUS SUMMARY

The disclosure under the heading “Prospectus Summary—Is there any minimum investment required?” in the Prospectus is hereby restated in its entirety as follows:

Q:	Is there any minimum investment required?

A:	The minimum initial investment in our Common Shares is $2,500 for Class S shares, $2,500 for Class D shares, and $1,000,000 for Institutional shares, which is waived or reduced by the Distributor to $10,000 or less for certain investors as described below under “Plan of Distribution”; and the minimum subsequent investment in our shares is $500 per transaction, except that the minimum subsequent investment amount does not apply to purchases made under our distribution reinvestment plan. In addition, the Distributor may elect to accept smaller initial and subsequent investments in its discretion. Financial intermediaries may impose their own minimum investment requirements for initial and/or subsequent investments in excess of those described in this Prospectus.

The following disclosure is added to the first paragraph under the heading “Prospectus Summary—When may I make purchases of shares and at what price?” in the Prospectus:

Subscription amounts will be held in a non-interest-bearing account by the Fund’s transfer agent, prior to the subscription being accepted by the Fund.

The second paragraph under the heading “Prospectus Summary—Can I request that my shares be repurchased?” in the Prospectus is hereby restated in its entirety as follows:

Under our share repurchase plan, to the extent we offer to repurchase shares in any particular quarter pursuant to a tender offer, we expect to repurchase shares at the expiration of the tender offer using a purchase price equal to the NAV per share as of the last day of the applicable calendar quarter, except that shares that have not been outstanding for at least one year will be repurchased at 98% of such NAV (an “Early Repurchase Deduction”). The one-year holding period is measured as of the subscription closing date immediately following the valuation date of the applicable tender offer. The Early Repurchase Deduction may be waived at the Fund’s or Distributor’s discretion (a) in the case of repurchase requests arising from the death, divorce or qualified disability of the holder, or (b) due to trade or operational error, or (c) for repurchase requests with respect to shares held in accounts of asset allocation programs, such as model portfolio management programs (and similar arrangements). The Early Repurchase Deduction will be waived in the event that a shareholder’s shares are repurchased because the shareholder has failed to maintain the $500 minimum account balance. In addition, the Fund’s Common Shares are sold to certain feeder vehicles primarily created to hold the Fund’s Common Shares that in turn offer interests in such feeder vehicles to non-U.S. persons. For such feeder vehicles and similar arrangements in certain markets, the Fund may not apply the Early Repurchase Deduction to the feeder vehicles or underlying investors, often because of administrative or systems limitations. The Early Repurchase Deduction will be retained by the Fund for the benefit of remaining shareholders.

The following disclosure is added under the heading “Prospectus Supplement” in the Prospectus:

Q:	Can I sell, transfer or otherwise liquidate my shares post purchase?

A:	The purchase of our Common Shares is intended to be a long-term investment. We do not intend to list our shares on a national securities exchange, and do not expect a public market to develop for our shares in the foreseeable future. We also do not intend to complete a liquidity event within any specific period, and there can be no assurance that we will ever complete a liquidity event. We intend to conduct quarterly share repurchase offers in accordance with the 1940 Act to provide limited liquidity to our shareholders. Our share repurchase program will be the only liquidity initiative that we offer to our shareholders.
2

Because of the lack of a trading market for our shares, you may not be able to sell your shares promptly or at a desired price. If you are able to sell your shares, you may have to sell them at a discount to the purchase price of your shares.

Our Common Shares are freely transferable, except where a transfer is restricted by federal and state securities laws or by contract. We will generally not charge you to facilitate transfers of your shares, other than for necessary and reasonable costs actually incurred by us.

3

FEES AND EXPENSES

Footnote 2 under the heading “Fees and Expenses” in the Prospectus is hereby restated in its entirety as follows:

(2)	Under our share repurchase plan, to the extent we offer to repurchase shares in any particular quarter pursuant to a tender offer, we expect to repurchase shares at the expiration of the tender offer using a purchase price equal to the NAV per share as of the last day of the applicable calendar quarter, except that shares that have not been outstanding for at least one year will be repurchased at 98% of such NAV. The one-year holding period is measured as of the subscription closing date immediately following the valuation date of the applicable tender offer. The Early Repurchase Deduction will be retained by the Fund for the benefit of remaining shareholders. The Early Repurchase Deduction will be waived in the event that a shareholder’s shares are repurchased because the shareholder has failed to maintain the $500 minimum account balance. The Early Repurchase Deduction may be waived at the Fund’s or Distributor’s discretion: (a) in the case of repurchase requests arising from the death, divorce or qualified disability of the holder; (b) due to trade or operational error; or (c) for repurchase requests with respect to shares held in accounts of asset allocation programs, such as model portfolio management programs (and similar arrangements). In addition, the Fund’s Common Shares are sold to certain feeder vehicles primarily created to hold the Fund’s Common Shares that in turn offer interests in such feeder vehicles to non-U.S. persons. For such feeder vehicles and similar arrangements in certain markets, the Fund may not apply the Early Repurchase Deduction to the feeder vehicles or underlying investors, often because of administrative or systems limitations.

4

MANAGEMENT OF THE FUND

The disclosure under the heading “Management of the Fund—Trustees” in the Prospectus is restated in its entirety as follows:

Trustees

Information regarding the Board of Trustees is as follows:

Name, Address* and Year of Birth	Position(s) Held with Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past Five Years	No. of BlackRock Advised BDCs Overseen	Other Public or Investment Company Directorships Held by Trustee**
Independent Trustees

Eric J. Draut Year of birth: 1957	Lead Independent Trustee, Audit Committee Member, Governance and Compensation Committee Member, Join Transactions Committee Member	2026; 2022 to present

From 2022 to present, Mr. Draut has been a Trustee. From 2022 to November 2024 and since May 18, 2025, he served as Lead Independent Trustee and as a Member of the Fund’s Audit Committee, Governance and Compensation Committee, and Joint Transactions Committee. From 2021 to present, Mr. Draut has been a Director of BlackRock Direct Lending Corp., and from 2011 to present, Mr. Draut has been a Director of BlackRock TCP Capital Corp.

Mr. Draut is the Chair of the Audit Committee of the Board of Thrivent Financial for Lutherans, a registered investment adviser and Fortune 500 Company. Since August 2022, Mr. Draut has served as a trustee of the ELCA Foundation. In February 2015, Mr. Draut was also appointed to the Board of Holy Family Ministries, operator of Holy Family School, where he served as the Interim Chief Executive Officer from 2017 to 2018 and currently serves as chair of the board. From 2008 to 2010 and again from 2014 to 2017, Mr. Draut was Chairman of the Board of Lutheran Social Services of Illinois. From 2012 to 2014, Mr. Draut was Executive Chairman and, in 2017, became chairman emeritus, of the Board of Lutheran Social Services of Illinois.

				3 BDCs consisting of 3 Portfolios	None

Andrea L. Petro Year of birth: 1952	Trustee, Governance and Compensation Committee Chair, Audit Committee Member and Joint Transactions Committee Member	2027; 2022 to present	From 2022 to present, Ms. Petro has been a Trustee, Chair of the Fund’s Governance and Compensation Committee, a Member of the Audit Committee and a Member of the Joint Transactions Committee. From 2020 to present, Ms. Petro has served as a Director of BlackRock TCP Capital Corp. and currently serves as Chair of its Governance and Compensation Committee and a member of its Audit Committee and Joint Transactions Committee. From November 2024 to present, Ms. Petro has served as a Senior Advisor to Carob Financial, LLC, a private credit fund. From June 2020 to June 2024, Ms. Petro served as a Director of Ready Capital Corporation. From	2 BDCs consisting of 2 Portfolios	None
5

Name, Address* and Year of Birth	Position(s) Held with Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past Five Years	No. of BlackRock Advised BDCs Overseen	Other Public or Investment Company Directorships Held by Trustee**

June 2018 to February 2020, Ms. Petro served as Managing Director and Group Head of the Specialty Commercial Finance Group of Waterfall Asset Management. Ms. Petro served as a consultant for Waterfall Asset Management from March 2020 through February 2023.

Ms. Petro previously worked at Wells Fargo Capital Finance from December 2000 to December 2017 as the Executive Vice President and Group Head of the Lender Finance Division and Supply Chain Finance Division. Ms. Petro currently serves as a member of the MS Finance Advisory Board of the McCombs School of Business at the University of Texas at Austin. She also served as the President of the Commercial Finance Association from 2016 to 2017 and previously served as a member of the Secured Finance Foundation board of directors from 2000 to 2022.

Maureen K. Usifer Year of birth: 1960	Trustee, Audit Committee Chair, Governance and Compensation Committee Member and Joint Transactions Committee Member	2028; 2022 to present

From 2022 to present, Ms. Usifer has served as a Trustee, Member of the Audit Committee, Member of the Governance and Compensation Committee and Member of the Joint Transactions Committee. Since 2024 to present, Ms. Usifer has served as Chair of the Audit Committee of the Fund. Ms. Usifer is also a Director and the Chair of the Audit Committee of each of BlackRock TCP Capital Corp. (“TCPC”) and BlackRock Direct Lending Corp. From 2005 until its merger with and into a wholly-owned indirect subsidiary of TCPC on March 18, 2024, Ms. Usifer was a Director of BlackRock Capital Investment Corporation.

From 2021 to present, Ms. Usifer has served as a Director for PC Construction. Ms. Usifer was a member of the Green Mountain Care Board, a regulatory board appointed by the Governor in Vermont responsible for approving hospital budgets, insurance rates and capital projects, from 2017 to 2021. Ms. Usifer served as CFO of Seventh Generation Inc., a distributor of its brand of household and personal care products, from 2012 to 2016. From 1996 to 2012, Ms. Usifer served in various roles with Church & Dwight Co., Inc. (“Church & Dwight”), a major producer of baking soda and consumer products. Ms. Usifer served as Vice President of Investor Relations, Senior Finance Director, Divisional CFO and controller during her tenure at Church & Dwight. Ms. Usifer received an undergraduate degree in business from St. Michael’s College and an M.B.A. in Finance from Clarkson University.

				3 BDCs consisting of 3 Portfolios	Ms. Usifer currently serves as a Director of Liberty All Star Funds and serves as chair of the audit Committee. Ms. Usifer also serves as a Director of Charlotte’s Web and serves as chair of the audit committee.
6

Name, Address* and Year of Birth	Position(s) Held with Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past Five Years	No. of BlackRock Advised BDCs Overseen	Other Public or Investment Company Directorships Held by Trustee**
Interested Trustees
John Perlowski(1) Year of birth: 1964	Trustee	2027; 2022 to present	From 2009 to present, Mr. Perlowski has been a Managing Director of BlackRock, Inc., Head of BlackRock Global Accounting and Product Services. Mr. Perlowski also serves as President and Chief Executive Officer of other funds managed by the Investment Adviser and its affiliates. Mr. Perlowski has also served as Advisory Director of Family Resource Network (charitable foundation) since 2009.	1 BDC consisting of 1 Portfolio

Mr. Perlowski currently serves as director/trustee

of other funds managed by the Investment Adviser and its affiliates, including 100 BlackRock advised investment companies, consisting of 264 investment portfolios.

Philip Tseng(1) Year of birth: 1976	Trustee, Board Chair, Chief Executive Officer and Co- Chief Investment Officer	2028; May 2025 to present

Mr. Tseng is the Chief Executive Officer and Co-Chief Investment Officer of the Fund.

Mr. Tseng is a senior member of the investment team within BlackRock’s Private Financing Solutions (PFS) platform, where he leads BlackRock’s U.S. core middle market direct lending strategy. In this capacity, Mr. Tseng is responsible for oversight of the strategy’s investment process and plays a leadership role in the evaluation, structuring, and execution of private secured investments in U.S. core middle market companies. Mr. Tseng also serves as the Chairman, CEO and co-CIO of BlackRock TCP Capital Corp. (TCPC), the public BDC managed by BlackRock, and BlackRock Direct Lending Corp., a private BDC managed by BlackRock. Prior to joining BlackRock, Mr. Tseng was a Managing Partner at Tennenbaum Capital Partners (TCP), where he was also a member of the Management Committee. Prior to joining TCP, Mr. Tseng was a member of the Credit Suisse First Boston technology investment banking group focusing on technology and business services. While at CSFB, he advised on and executed M&A, public and private equity and structured debt transactions for a broad range of small and large cap companies. He also spent time covering technology services companies as an equity research analyst. Prior to that, he spent time in investment banking at Deutsche Banc Alex Brown. Mr. Tseng holds an M.B.A. from Harvard Business School and a B.A. (honors) in Economics from Harvard College.

				3 BDCs consisting of 3 Portfolios	None

(1)	Each of Mr. Perlowski and Mr. Tseng is an “interested person” (as defined in the 1940 Act) of the Fund by virtue of his current position with the Investment Adviser.

*	The address for each trustee is c/o BlackRock Capital Investment Advisors, LLC, 50 Hudson Yards, New York, New York, 10001.

**	Directorships disclosed under this column do not include directorships disclosed under the column “Principal Occupation(s) During Past Five Years.”
7

The Trustees of the Fund are classified into three classes of Trustees. Eric J. Draut is the Class I Trustee of the Fund and will stand for re-election at the 2026 annual meeting of shareholders of the Fund. Andrea L. Petro and John Perlowski are the Class II Trustees of the Fund and will stand for re-election at the 2027 annual meeting of shareholders of the Fund. Maureen K. Usifer and Philip Tseng are Class III Trustees of the Fund and will stand for re-election at the 2028 annual meeting of shareholders of the Fund.

The disclosure under the heading “Management of the Fund—Executive Officers Who are Not Trustees” in the Prospectus is restated in its entirety as follows:

Executive Officers Who are Not Trustees

Information regarding our executive officers who are not Trustees is as follows:

Name, Address* and Year of Birth	Position(s) Held with Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past Five Years	No of Portfolios in Fund Complex Overseen	Other Public or Investment Company Directorships Held by Officer
Erik L. Cuellar Year of birth: 1971	Chief Financial Officer and Treasurer	N/A; 2022 to present

Mr. Cuellar is the Chief Financial Officer of the Company and BlackRock’s other BDCs: BlackRock TCP Capital Corp. and BlackRock Direct Lending Corp.

He is responsible for financial and regulatory reporting. Mr. Cuellar has been at BlackRock and its predecessor, TCP, since 2011. Prior to his current role, Mr. Cuellar served as Controller for Ares Capital Corporation. Prior to that, Mr. Cuellar was with Metropolitan West Asset Management where he served as the Assistant Treasurer and Principal Accounting Officer for the Metropolitan West Funds. Prior to that, Mr. Cuellar managed the Alternative Investments Group at Western Asset Management Company. Mr. Cuellar began his career with Deloitte & Touche LLP where he was a Senior Auditor in their Financial Services Group. Mr. Cuellar earned a B.S. in Accounting from California State University Northridge and is a Certified Public Accountant in California.

				N/A	N/A
Patrick Wolfe Year of birth: 1982	Chief Operating Officer	N/A; 2022 to present	Patrick Wolfe is Chief Operating Officer of the Fund, BlackRock TCP Capital Corp. (TCPC), the public BDC managed by BlackRock, and BlackRock Direct Lending Corp. (BDLC), a private BDC managed by BlackRock. He is also a Senior Portfolio Manager within BlackRock’s Private Financing Solutions (PFS) platform. He is Head of Portfolio Construction for U.S. Private Capital’s U.S. Direct Lending funds which includes overseeing allocations, portfolio positioning, and liability management. Mr. Wolfe is also Senior Portfolio Manager on BlackRock Credit Strategies Fund, Senior	N/A	N/A

8

Name, Address* and Year of Birth	Position(s) Held with Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past Five Years	No of Portfolios in Fund Complex Overseen	Other Public or Investment Company Directorships Held by Officer

Portfolio Manager for the Fund, BDLC and TCPC, and Head of U.S. middle-market CLOs at BlackRock. Mr. Wolfe joined BlackRock through the acquisition of TCP. At TCP, Mr. Wolfe was a portfolio manager on the U.S. Direct Lending Funds and launched the middle-market CLO platform taking the business to over $1 billion of assets. He also co-led led the development of the firm’s proprietary private credit software platform. He was one of the creators of the Direct Lending fund structure designed for insurance company clients. Before TCP, Mr. Wolfe was in structured credit at Deutsche Bank for six years focusing on the structuring, issuance, and management of CLOs and other credit strategies. He began his career in 2006 at KSJG LLP in the Advisory group focused on mortgage banking. Mr. Wolfe earned a B.S. in Accounting from San Diego State University in 2006. Mr. Wolfe volunteers his time as a member of the Board of Directors for the Southern California Golf Association (“SCGA”) and Southern California Golf Association Junior Foundation.

Charles C. S. Park Year of birth: 1967	Chief Compliance Officer	N/A; July 2025 to present	Mr. Park is the Chief Compliance Officer of the Fund, TCPC and BDLC, and Chief Compliance Officer of the Investment Adviser and the Sub-Adviser. He is also the Chief Compliance Officer of other BlackRock US-registered investment advisers since 2014; Principal of and Chief Compliance Officer for iShares® Delaware Trust Sponsor LLC since 2012 and BlackRock Fund Advisors (“BFA”) since 2006; Chief Compliance Officer for BlackRock Asset Management International Inc. since 2012; Chief Compliance Officer of the Fund from 2018 to February 2024; Chief Compliance Officer of the BlackRock-advised Funds in the BlackRock Multi-Asset Complex and the BlackRock Fixed-Income Complex from 2014 to 2023; Chief Compliance Officer for the BFA-advised iShares® exchange traded funds from 2006 to 2023.	N/A	N/A

Jason Mehring Year of birth: 1971	President	N/A; 2024 to present	Mr. Mehring is the President of the Fund, TCPC and BDLC. Mr. Mehring is a senior member of the investment team within BlackRock’s Private Financing Solutions (PFS) platform. Mr. Mehring plays a leadership role in the evaluation, structuring, and execution of private secured investments in U.S. core middle market companies. Jason has over 30 years’ experience in middle market	N/A	N/A
9

Name, Address* and Year of Birth	Position(s) Held with Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past Five Years	No of Portfolios in Fund Complex Overseen	Other Public or Investment Company Directorships Held by Officer
investing including his 19 years’ experience with the BlackRock team, joining as a Managing Director at BlackRock Capital Investment Corporation’s former advisor in 2005. Mr. Mehring previously spent more than ten years at Banc of America Capital Investors (BACI), an affiliate of Bank of America, Inc., in Chicago, where he held positions of increasing responsibility, becoming a Principal of the firm in 2000. At BACI, Mr. Mehring focused on mezzanine and private equity investing in middle market companies. Prior to joining BACI in 1994, he worked at Firstar Bank, a predecessor to U.S. Bank. Mr. Mehring holds an M.B.A from the Kellogg School of Management at Northwestern University and a B.B.A., summa cum laude, in Finance and Economics from the University of Wisconsin Eau Claire (graduating with University Honors).

Diana Huffman Year of birth: 1982	General Counsel and Secretary	N/A; 2022 to present	Ms. Huffman serves as General Counsel and Secretary of the Fund. She is also General Counsel and Secretary of TCPC and BDLC. Ms. Huffman was also previously General Counsel of BlackRock Capital Investment Corporation, prior to its merger with TCPC in March 2024. Ms. Huffman is Legal Counsel in the Legal & Compliance Department at BlackRock. She is responsible for supporting BlackRock’s U.S. regulated funds business, with a focus on retail alternatives. Ms. Huffman advises on a broad array of legal and regulatory issues impacting U.S. regulated funds, including product development and corporate governance matters. Prior to joining BlackRock in 2022, Ms. Huffman served as Corporate Counsel at PGIM Investments LLC starting in 2015, where she served as Chief Legal Officer for its BDC and as the lead attorney for retail funds. From 2009 to 2015, Ms. Huffman was an associate in the Asset Management group at Willkie Farr & Gallagher LLP, where she focused on the organization and operation of private and regulated funds. Ms. Huffman has a B.A. (summa cum laude) from Boston University, and a J.D. (cum laude) from Fordham University School of Law.	N/A	N/A
10

Name, Address* and Year of Birth	Position(s) Held with Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past Five Years	No of Portfolios in Fund Complex Overseen	Other Public or Investment Company Directorships Held by Officer
Dan Worrell Year of birth: 1963	Co-Chief Investment Officer	N/A; 2024 to present	Mr. Worrell serves as the Co-CIO of the Fund, TCPC and BDLC. Mr. Worrell is a senior member of the investment team within BlackRock’s Private Financing Solution (PFS) platform, where he is a leader in BlackRock’s U.S. core middle market direct lending strategy. In this capacity, Mr. Worrell is responsible for oversight of the strategy’s investment process and plays a leadership role in the evaluation, structuring, and execution of private secured investments in U.S. core middle market companies. Prior to joining BlackRock, Mr. Worrell was a Managing Director at Tennenbaum Capital Partners (TCP) where he led investment activity across several industry verticals, including Healthcare, Consumer Brands, Retail, and Consumer and Specialty Finance. Prior to TCP, Mr. Worrell was a High Yield Portfolio Manager with Mulholland Capital Advisors. Mr. Worrell holds an M.B.A. from Columbia University and a B.S. from California State University, Northridge.	N/A	N/A

*	The address for each executive officer is c/o BlackRock Capital Investment Advisors, LLC, 50 Hudson Yards, New York, New York, 10001.

The disclosure under the heading “Management of the Fund—Biographical Information” in the Prospectus is restated in its entirety as follows:

Biographical Information

The following is information concerning the business experience of our Board of Trustees and executive officers. Our Trustees have been divided into two groups – interested Trustees and independent Trustees. Interested Trustees are “interested persons” as defined in the 1940 Act.

Interested Trustees

John Perlowski is a Trustee of the Fund. Mr. Perlowski’s experience as Managing Director of BlackRock, Inc. since 2009, as the Head of BlackRock Global Accounting and Product Services since 2009, and as a board member and officer of investment companies provides him with a strong understanding of the Fund, its operations, and the business and regulatory issues facing the Fund. Mr. Perlowski’s prior position as Managing Director and Chief Operating Officer of the Global Product Group at Goldman Sachs Asset Management, and his former service as Treasurer and Senior Vice President of the Goldman Sachs Mutual Funds and as Director of the Goldman Sachs Offshore Funds provides the Board with the benefit of his experience with the management practices of other financial companies. Mr. Perlowski also serves as a board member for the funds in the BlackRock Multi-Asset Complex and the BlackRock Fixed-Income Complex.

Philip Tseng is a Trustee, Chairman of the Board, the Chief Executive Officer and Co-Chief Investment Officer of the Fund. Mr. Tseng is a senior member of the investment team within BlackRock’s Private Financing Solutions (PFS) platform, where he leads BlackRock’s U.S. core middle market direct lending strategy. In this capacity, Mr. Tseng is responsible for oversight of the strategy’s investment process and plays a leadership role in the evaluation, structuring, and execution of private secured investments in U.S. core middle market companies. Mr. Tseng also serves as the Chairman, CEO and co-CIO of BlackRock TCP Capital Corp. (TCPC), the public BDC managed by BlackRock, and BlackRock Direct Lending Corp., a private BDC managed by BlackRock. Prior to joining BlackRock, Mr. Tseng was a Managing Partner at Tennenbaum Capital Partners (TCP), where he was also a member of the Management Committee. Prior to joining TCP, Mr. Tseng was a member of the Credit Suisse First Boston technology investment banking group focusing on technology and business services. While at CSFB, he advised on and executed M&A, public and private equity and structured debt transactions for a broad range of small and large cap companies. He also spent time covering technology services companies as an equity research analyst. Prior to that, he spent time in investment banking at Deutsche Banc Alex Brown. Mr. Tseng holds an M.B.A. from Harvard Business School and a B.A. (honors) in Economics from Harvard College.

11

Independent Trustees

Eric J. Draut is Lead Independent Trustee, a Member of the Fund’s Audit Committee, a member of the Fund’s Governance and Compensation Committee and a member of the Fund’s Joint Transactions Committee. From November 2024 through May 18, 2025, Mr. Draut was an “interested person” (as defined in the 1940 Act) of the Fund by virtue of his position as a director of a company that purchased debt securities issued by the Fund. From 2020 through 2024, Mr. Draut served as Lead Independent Trustee, a member of the Fund’s Audit Committee and a member of the Company’s Joint Transactions Committee. Mr. Draut also serves as a Director of BlackRock TCP Capital Corp. and BlackRock Direct Lending Corp. The Fund’s Board of Trustees benefits from Mr. Draut’s nearly 30-year career in accounting and finance. Mr. Draut completed a 20-year career at Kemper Corporation (formerly Unitrin, Inc.) in 2010, serving the last nine years as Executive Vice President, Chief Financial Officer and a member of its board of directors. Mr. Draut also held positions at Kemper Corporation as Group Executive, Treasurer and Corporate Controller. Prior to joining Kemper Corporation, Mr. Draut was Assistant Corporate Controller at Duchossois Industries, Inc. and at AM International, Inc. Mr. Draut began his career at Coopers and Lybrand (now PricewaterhouseCoopers LLP). Mr. Draut is a Certified Public Accountant, received an M.B.A. in finance and operations from Kellogg Graduate School of Management at Northwestern University and a B.S. in accountancy from the University of Illinois at Urbana-Champaign, graduating with High Honors. Until September 2013 Mr. Draut served as a Director and Chairman of the audit committee of Intermec. Mr. Draut is the Chair of the Audit Committee of the Board of Thrivent Financial for Lutherans, a registered investment adviser and Fortune 500 Company. In February 2015 Mr. Draut was also appointed to the Board of Holy Family Ministries, operator of Holy Family School, where he served as the Interim Chief Executive Officer from 2017 to 2018 and currently serves as Chair of the Board. Since August 2022, Mr. Draut has served as a trustee of the ELCA Foundation, where he currently serves as Chair of the Finance Committee. Mr. Draut volunteers with Lutheran Social Services of Illinois where he currently serves as chairman emeritus of the Board of Directors and recently served as Executive Chairman of its Board of Directors. Mr. Draut is also a National Association of Corporate Directors Fellow. Mr. Draut’s knowledge of financial and accounting matters, and his independence from the Fund and the Investment Adviser, qualifies him to serve as a member of the Fund’s Audit Committee when appointed as of May 18, 2025.

Andrea L. Petro is a Trustee, a member of the Fund’s Audit Committee, Chair of the Fund’s Governance and Compensation Committee and a member of the Fund’s Joint Transactions Committee. Ms. Petro also serves as a Director of BlackRock TCP Capital Corp. and currently serves as Chair of its Governance and Compensation Committee and a member of its Audit Committee and Joint Transactions Committee. From November 2024 to present, Ms. Petro has served as a Senior Advisor to Carob Financial, LLC, a private credit fund. From June 2020 to June 2024, Ms. Petro served as a Director of Ready Capital Corporation. From June 2018 to February 2020, Ms. Petro served as Managing Director and Group Head of the Specialty Commercial Finance Group of Waterfall Asset Management. Ms. Petro served as a consultant for Waterfall Asset Management from March 2020 through February 2023. Ms. Petro previously worked at Wells Fargo Capital Finance from December 2000 to December 2017 as the Executive Vice President and Group Head of the Lender Finance Division and Supply Chain Finance Division. Ms. Petro currently serves as a member of the MS Finance Advisory Board of the McCombs School of Business at the University of Texas at Austin. She also served as the President of the Commercial Finance Association from 2016 to 2017 and previously served as a member of the Secured Finance Foundation board of directors from 2000 to 2022. Ms. Petro holds a Master of Business Administration degree in finance from the McCombs School of Business at the University of Texas and a Bachelor of Arts degree with a concentration in Russian and Soviet Studies from Kent State University. Ms. Petro’s knowledge of financial and accounting matters qualifies her to serve as a member of the Fund’s Audit Committee.

Maureen K. Usifer is a Trustee, Chair of the Fund’s Audit Committee, member of the Fund’s Governance and Compensation Committee and a member of the Fund’s Joint Transactions Committee. Ms. Usifer also serves as a Director, Chair of the Audit Committee, and a member of the Joint Transactions Committee of each of BlackRock TCP Capital Corp. (“TCPC”) and BlackRock Direct Lending Corp., and a member of the Governance and Compensation Committee of TCPC. From 2005 until its merger with and into a wholly-owned subsidiary of TCPC on March 18, 2024, Ms. Usifer was a Director of BlackRock Capital Investment Corporation. Since 2021, Ms. Usifer has served as a Director for PC Construction. Ms. Usifer was a member of the Green Mountain Care Board, a

12

regulatory board appointed by the Governor in Vermont responsible for approving hospital budgets, insurance rates and capital projects, from 2017 to 2021. Ms. Usifer served as CFO of Seventh Generation Inc., a distributor of its brand of household and personal care products, from 2012 to 2016. From 1996 to 2012, Ms. Usifer served in various roles with Church & Dwight, a major producer of baking soda and consumer products. Ms. Usifer served as Vice President of Investor Relations, Senior Finance Director, Divisional CFO and controller during her tenure at Church & Dwight. From 2024 to present, Ms. Usifer has served as a Director for Charlotte’s Web. Since 2018 Ms. Usifer has been a Director of Liberty All Star Funds. Ms. Usifer received an undergraduate degree in business from St. Michael’s College and an M.B.A. in Finance from Clarkson University. Ms. Usifer’s prior board service, in addition to her roles as an Independent Director of BlackRock TCP Capital Corp. and an Independent Director of BlackRock Direct Lending Corp, provides her with specific understanding of the Fund, its operations and the business and regulatory issues facing BDCs. Ms. Usifer’s independence from the Fund enhances her service as Chair of the Fund’s Audit Committee and member of other Board committees.

Executive Officers Who Are Not Trustees

Erik L. Cuellar is Director of BlackRock, and Chief Financial Officer of the Fund, BlackRock TCP Capital Corp., the public BDC managed by BlackRock, and BlackRock Direct Lending Corp., a private BDC managed by BlackRock. Mr. Cuellar has been at BlackRock and its predecessor, TCP, since 2011. Prior to his current role, Mr. Cuellar served as Controller for Ares Capital Corporation. Prior to that, Mr. Cuellar was with Metropolitan West Asset Management where he served as the Assistant Treasurer and Principal Accounting Officer for the Metropolitan West Funds. Prior to that, Mr. Cuellar managed the Alternative Investments Group at Western Asset Management Company. Mr. Cuellar began his career with Deloitte & Touche LLP where he was a Senior Auditor in their Financial Services Group. Mr. Cuellar earned a B.S. in Accounting from California State University Northridge and is a Certified Public Accountant in California.

Patrick Wolfe, Managing Director of BlackRock, is the Chief Operating Officer of the Fund BlackRock TCP Capital Corp., the public BDC managed by BlackRock, and BlackRock Direct Lending Corp., a private BDC managed by BlackRock. He is also a Senior Portfolio Manager within BlackRock’s Private Financing Solutions (PFS) platform. Mr. Wolfe is Head of Portfolio Construction for U.S. Private Capital’s U.S. Direct Lending funds which includes overseeing allocations, portfolio positioning, and liability management. Mr. Wolfe is also Senior Portfolio Manager on BlackRock Credit Strategies Fund, and Head of U.S. middle-market CLOs at BlackRock. Mr. Wolfe joined BlackRock through the acquisition of TCP. At TCP, Mr. Wolfe was a portfolio manager on the U.S. Direct Lending Funds and launched the middle-market CLO platform taking the business to over $1 billion of assets. He also co-led led the development of the firm’s proprietary private credit software platform. He was one of the creators of the Direct Lending fund structure designed for insurance company clients. Before TCP, Mr. Wolfe was in structured credit at Deutsche Bank for six years focusing on the structuring, issuance, and management of CLOs and other credit strategies. He began his career in 2006 at KSJG LLP in the Advisory group focused on mortgage banking. Mr. Wolfe earned a B.S. in Accounting from San Diego State University in 2006. Mr. Wolfe volunteers his time as a member of the Board of Directors for the Southern California Golf Association (“SCGA”) and Southern California Golf Association Junior Foundation.

Charles C. S. Park, is Managing Director of BlackRock, Chief Compliance Officer of the Fund and Chief Compliance Officer of the Investment Adviser and the Sub-Adviser of the Fund. Mr. Park is also the Chief Compliance Officer to BlackRock TCP Capital Corp. and BlackRock Direct Lending Corp. Mr. Park has served as Chief Compliance Officer of certain BlackRock US-registered investment advisers since 2014; Principal of and Chief Compliance Officer for iShares® Delaware Trust Sponsor LLC since 2012 and BlackRock Fund Advisors (“BFA”) since 2006; Chief Compliance Officer for BlackRock Asset Management International Inc. since 2012; Chief Compliance Officer of the Fund from 2018 to February 2024; Chief Compliance Officer of the BlackRock-advised Funds in the BlackRock Multi-Asset Complex and the BlackRock Fixed-Income Complex from 2014 to 2023; Chief Compliance Officer for the BFA-advised iShares® exchange traded funds from 2006 to 2023.

Jason Mehring is Managing Director of BlackRock and President of the Fund. Mr. Mehring is a senior member of the investment team within BlackRock’s Private Financing Solutions (PFS) platform. Mr. Mehring plays a leadership role in the evaluation, structuring, and execution of private secured investments in U.S. core middle market companies. Mr. Mehring also serves as President of BlackRock TCP Capital Corp. (TCPC), the public BDC managed by BlackRock, and BlackRock Direct Lending Corp., a private BDC managed by BlackRock. Jason has

13

over 30 years’ experience in middle market investing including his 19 years’ experience with the BlackRock team, joining as a Managing Director at BlackRock Capital Investment Corporation’s former advisor in 2005. Mr. Mehring previously spent more than ten years at Banc of America Capital Investors (BACI), an affiliate of Bank of America, Inc., in Chicago, where he held positions of increasing responsibility, becoming a Principal of the firm in 2000. At BACI, Mr. Mehring focused on mezzanine and private equity investing in middle market companies. Prior to joining BACI in 1994, he worked at Firstar Bank, a predecessor to U.S. Bank. Mr. Mehring holds an M.B.A from the Kellogg School of Management at Northwestern University and a B.B.A., summa cum laude, in Finance and Economics from the University of Wisconsin Eau Claire (graduating with University Honors).

Diana Huffman, Executive Director of BlackRock, is General Counsel and Secretary of the Fund, BlackRock TCP Capital Corp. (TCPC), the public BDC managed by BlackRock, and BlackRock Direct Lending Corp., a private BDC managed by BlackRock. Ms. Huffman was also previously General Counsel for BlackRock Capital Investment Corporation, a public BDC, prior to its merger with TCPC in March 2024. As part of BlackRock’s Legal & Compliance department, Ms. Huffman is responsible for supporting BlackRock’s U.S. regulated funds business, with a focus on retail alternatives. Ms. Huffman advises on a broad array of legal and regulatory issues impacting U.S. regulated funds, including product development and corporate governance matters. Prior to joining BlackRock in 2022, Ms. Huffman served as Corporate Counsel at PGIM Investments LLC starting in 2015, where she served as Chief Legal Officer for its BDC and as the lead attorney for retail funds. From 2009 to 2015, Ms. Huffman was an associate in the Asset Management group at Willkie Farr & Gallagher LLP, where she focused on the organization and operation of private and regulated funds. Ms. Huffman has a J.D. (cum laude) from Fordham University School of Law and a B.A. (summa cum laude) in International Relations from Boston University.

Dan Worrell, Managing Director of BlackRock, is Co-Chief Investment Officer of the Fund, BlackRock TCP Capital Corp. (TCPC), the public BDC managed by BlackRock, and BlackRock Direct Lending Corp., a private BDC managed by BlackRock. Mr. Worrell is a senior member of the investment team within BlackRock’s Private Financing Solution (PFS) platform, where he is a leader in BlackRock’s U.S. core middle market direct lending strategy. In this capacity, Mr. Worrell is responsible for oversight of the strategy’s investment process and plays a leadership role in the evaluation, structuring, and execution of private secured investments in U.S. core middle market companies. Prior to joining BlackRock, Mr. Worrell was a Managing Director at Tennenbaum Capital Partners (TCP) where he led investment activity across several industry verticals, including Healthcare, Consumer Brands, Retail, and Consumer and Specialty Finance. Prior to TCP, Mr. Worrell was a High Yield Portfolio Manager with Mulholland Capital Advisors. Mr. Worrell holds an M.B.A. from Columbia University and a B.S. from California State University, Northridge.

The disclosure under the heading “Management of the Fund—Committees of the Board of Trustees” in the Prospectus is restated in its entirety as follows:

Committees of the Board of Trustees

Our Board of Trustees currently has three committees: an Audit Committee, a Governance and Compensation Committee and a Joint Transactions Committee.

Audit Committee. The Audit Committee operates pursuant to a charter approved by our Board of Trustees. The Audit Committee currently holds regular meetings on a quarterly basis and special meetings as needed. The charter sets forth the responsibilities of the Audit Committee and can be accessed at www.bdebt.com. The primary function of the Audit Committee is to serve as an independent and objective party to assist the Board of Trustees in fulfilling its responsibilities for overseeing all material aspects of our accounting and financial reporting processes, monitoring the independence and performance of our independent registered public accounting firm, providing a means for open communication among our independent accountants, financial and senior management and the Board of Trustees, and overseeing our compliance with legal and regulatory requirements. The Audit Committee is presently composed of Andrea L. Petro, Eric Draut and Maureen K. Usifer (Chair), each of whom is considered independent for purposes of the 1940 Act. Our Board of Trustees has determined that each member of our Audit Committee is an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K of the Exchange Act. In addition, each member of our Audit Committee meets the current independence and experience requirements of Rule 10A-3 of the Exchange Act and, in addition, is not an “interested person” of the Fund or of the Advisers as defined in Section 2(a)(19) of the 1940 Act.

14

Governance and Compensation Committee. The Governance and Compensation Committee operates pursuant to a charter approved by our Board of Trustees. The charter sets forth the responsibilities of the Governance and Compensation Committee, including, but not limited to, making nominations for the appointment or election of Independent Trustees, personnel training policies, administering the provisions of the code of ethics applicable to the Independent Trustees and determining, or recommending to the Board of Trustees for determination, the compensation of any officers of the Fund. The charter can be accessed at www.bdebt.com. The Governance and Compensation Committee is presently composed of Andrea L. Petro (Chair), Eric Draut and Maureen K. Usifer, each of whom is considered independent for purposes of the 1940 Act.

Joint Transactions Committee. The Joint Transactions Committee is comprised of Andrea L. Petro, Eric Draut and Maureen K. Usifer. The Joint Transactions Committee operates to approve the allocation of certain private placement transactions in which we participate with one or more of the Investment Adviser’s other accounts in accordance with our exemptive orders obtained from the SEC.

The disclosure under the heading “Management of the Fund—Compensation of Trustees” in the Prospectus is restated in its entirety as follows:

Compensation of Trustees

The Fund is authorized to pay each Independent Trustee the following amounts for serving as a Trustee: (i) an annual retainer of (a) $50,000 per year for each year in which the Fund’s net asset value is $1 billion or less, (b) $75,000 per year for each year in which the Fund’s net asset value is between $1 billion and $2 billion, or (c) $100,000 per year for each year in which the Fund’s net asset value is greater than $2 billion (in each case, prorated for any partial calendar year for which a Trustee serves); (ii) $2,500 for each regular meeting of the Board of Trustees of the Fund attended by such Trustee; (iii) $250 for each special meeting of the Board of Trustees attended by such Trustee at which such Trustee is asked to vote on a proposal solely related to the declaration of a dividend for the Fund; (iv) $1,000 for each meeting of a committee of the Board of Trustees, other than the Joint Transactions Committee, attended by such Trustee; (v) $500 for each meeting of the Joint Transactions Committee of the Board of Trustees attended by such Trustee; (vi) a supplemental retainer at the annual rate of $7,500 per year for the Audit Committee Chair; (vii) a supplemental retainer at the annual rate of $5,000 per year for the Governance and Compensation Committee Chair; and (viii) for each special meeting of the Board with a limited agenda attended by such Independent Trustee (whether in person or telephonic), (a) $500 per meeting if, at the time of such meeting, the Fund’s net asset value is $1 billion or less, (b) $750 per meeting if, at the time of such meeting, the Fund’s net asset value is between $1 billion and $2 billion, or (c) $1,000 per meeting if, at the time of such meeting, the Fund’s net asset value is greater than $2 billion.

15

PLAN OF DISTRIBUTION

The following disclosure is added under the heading “Plan of Distribution—General” in the Prospectus:

Without limiting the foregoing, the Distributor waives or reduces to $10,000 or less investment minimums for purchases of Institutional shares: (1) through fee-based programs, also known as wrap accounts, sponsored by participating brokers or other intermediaries that provide access to Institutional shares, (2) through participating brokers that have alternative fee arrangements with their clients to provide access to Institutional shares, (3) through transaction/brokerage platforms at participating brokers, (4) by our executive officers and Trustees and their immediate family members, as well as officers and employees of the Adviser or other affiliates and their immediate family members, and, if approved by our Board, joint venture partners, consultants and other service providers, and (5) by other categories of investors that we name in an amendment or supplement to this prospectus. The foregoing categories of investors who are granted waivers or reductions by the Distributor from the investment minimums for Institutional shares include investors described in the foregoing sentence who make purchases for eligible retirement plans and IRAs. Waivers and reductions are subject to the terms and conditions of agreements that the Distributor enters into with participating intermediaries, as applicable.

16

HOW TO SUBSCRIBE

The disclosure in the third bullet point under the heading “How to Subscribe” in the Prospectus is restated in its entirety as follows:

•	Submit a wire transfer, instruct your broker to make payment from your brokerage account or otherwise deliver funds for the full purchase price of the Common Shares being subscribed for along with the completed subscription agreement to the participating broker. Wire transfers should be directed to “BlackRock Private Credit Fund.” For Class S shares and Class D shares, after you have satisfied the applicable minimum purchase requirement of $2,500, additional purchases must be in increments of $500. For Institutional shares, after you have satisfied the applicable minimum purchase requirement of $1,000,000 (which is waived or reduced by the Distributor to $10,000 or less for certain investors as described below under “Plan of Distribution”), additional purchases must be in increments of $500. The minimum subsequent investment does not apply to purchases made under our distribution reinvestment plan. In addition, the Distributor may elect to accept smaller initial and subsequent investments in its discretion. Financial intermediaries may impose their own minimum investment requirements for initial and/or subsequent investments in excess of those described in this Prospectus.

The following disclosure is added to the first paragraph under the heading “How to Subscribe” in the Prospectus:

Subscription amounts will be held in a non-interest-bearing account by the Fund’s transfer agent, prior to the subscription being accepted by the Fund.

17

SHARE REPURCHASE PROGRAM

The disclosure in the sixth paragraph under the heading “Share Repurchase Program” in the Prospectus is restated in its entirety as follows:

Under our share repurchase plan, to the extent we offer to repurchase shares in any particular quarter pursuant to a tender offer, we expect to repurchase shares at the expiration of the tender offer using a purchase price equal to the NAV per share as of the last day of the applicable calendar quarter, except that shares that have not been outstanding for at least one year will be repurchased at 98% of such NAV (an “Early Repurchase Deduction”). The one-year holding period is measured as of the subscription closing date immediately following the valuation date of the applicable tender offer. The Early Repurchase Deduction may be waived at the Fund’s or Distributor’s discretion (a) in the case of repurchase requests arising from the death, divorce or qualified disability of the holder, or (b) due to trade or operational error, or (c) for repurchase requests with respect to shares held in accounts of asset allocation programs, such as model portfolio management programs (and similar arrangements). The Early Repurchase Deduction will be waived in the event that a shareholder’s shares are repurchased because the shareholder has failed to maintain the $500 minimum account balance. In addition, the Fund’s Common Shares are sold to certain feeder vehicles primarily created to hold the Fund’s Common Shares that in turn offer interests in such feeder vehicles to non-U.S. persons. For such feeder vehicles and similar arrangements in certain markets, the Fund may not apply the Early Repurchase Deduction to the feeder vehicles or underlying investors, often because of administrative or systems limitations. The Early Repurchase Deduction will be retained by the Fund for the benefit of remaining shareholders.

18

RESTRICTIONS ON SHARE OWNERSHIP

The disclosure under the heading “Restrictions on Share Ownership” in the Prospectus is restated in its entirety as follows:

Each prospective investor that is, or is acting on behalf of, any (i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA) subject to Title I of ERISA, (ii) “plan” described in Section 4975(e)(1) of the Code, subject to Section 4975 of the Code (including for e.g., IRA and a “Keogh” plan), (iii) plan, account or other arrangement that is subject to provisions under any Similar Laws, or (iv) entity whose underlying assets are considered to include the assets of any of the foregoing described in clauses (i), (ii) and (iii), pursuant to ERISA or otherwise (each of the foregoing described in clauses (i), (ii), (iii) and (iv) referred to herein as a “Plan”), must independently determine that our Common Shares are an appropriate investment, taking into account its obligations under ERISA, the Code and applicable Similar Laws.

In contemplating an investment in the Fund, each fiduciary of the Plan who is responsible for making such an investment should carefully consider, taking into account the facts and circumstances of the Plan, whether such investment is consistent with the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the applicable prudence, diversification, delegation of control, conflicts of interest and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws. Furthermore, absent an exemption, the fiduciaries of a Plan should not invest in the Fund with the assets of any Plan if the Advisers or any of their affiliates is a fiduciary with respect to such assets of the Plan.

In contemplating an investment in the Fund, fiduciaries of a Plan that is a Benefit Plan Investor (defined below) subject to Title I of ERISA or Section 4975 of the Code should also carefully consider the definition of the term “plan assets” in ERISA and the Plan Asset Regulations. Under ERISA and the Plan Asset Regulations, when a Benefit Plan Investor invests in an equity interest of an entity that is neither a “publicly-offered security” (within the meaning of the Plan Asset Regulations) nor a security issued by an investment company registered under the 1940 Act, the Benefit Plan Investors’ assets include both the equity interest and an undivided interest in each of the entity’s underlying assets, unless it is established that the entity is an “operating company” or that equity participation in the entity by “benefit plan investors” (“Benefit Plan Investors”) is not “significant” (each within the meaning of the Plan Asset Regulations). The term “Benefit Plan Investor” is defined in the Plan Asset Regulations to include (a) any employee benefit plan (as defined in section 3(3) of ERISA) subject to the provisions of Title I of ERISA, (b) any plan described in section 4975(e)(1) of the Code subject to Section 4975 of the Code, and (c) any entity whose underlying assets are deemed under ERISA and the Plan Asset Regulations to include plan assets by reason of such an employee benefit plans or plan’s investment in the entity.

Under the Plan Asset Regulations, equity participation in an entity by Benefit Plan Investors is “significant” on any date if, immediately after the most recent acquisition of any equity interest in the entity, 25% or more of the total value of any class of equity interests is held by Benefit Plan Investors. For purposes of this determination, the value of equity interests held by a person (other than a Benefit Plan Investor) who has discretionary authority or control with respect to the assets of the entity or that provides investment advice for a fee (direct or indirect) with respect to such assets (or any affiliate of such a person) is disregarded (each such person, a “controlling person”).

The Plan Assets Regulations define the term “publicly-offered security” as a security that is “widely-held,” “freely transferrable” and either part of a class of securities registered under the Exchange Act or sold pursuant to an effective registration statement under the Securities Act if the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred. A security is considered “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. The Plan Assets Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. It is noted that the Plan Assets Regulations only establish a presumption in favor of the finding of free transferability where the

19

applicable investment minimum is $10,000 or less and the restrictions are consistent with the particular types of restrictions listed in the Plan Assets Regulations. With respect to the question of free transferability, it is noted that, while the minimum initial investment in Institutional shares is $1,000,000, the minimum is waived or reduced to $10,000 or less for a substantial portion of the eligible purchasers of Institutional shares.

If the assets of the Fund were deemed to be “plan assets” under the Plan Asset Regulations, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by the Fund, and (ii) the possibility that certain transactions in which the Fund might seek to engage could constitute “prohibited transactions” under ERISA and the Code. If a prohibited transaction occurs for which no exemption is available, among other things, the Advisers and/or any other fiduciary that has engaged in the prohibited transaction could be required to (i) restore to the applicable Benefit Plan Investor any profit realized on the transaction and (ii) reimburse the Benefit Plan Investor for any losses suffered by the Benefit Plan Investor as a result of the investment. In addition, each disqualified person (within the meaning of Section 4975 of the Code) involved could be subject to an excise tax equal to 15% of the amount involved in the prohibited transaction for each year the transaction continues and, unless the transaction is corrected within statutorily required periods, to an additional tax of 100%. Fiduciaries of Benefit Plan Investors who decide to invest in the Fund could, under certain circumstances, be liable for prohibited transactions or other violations as a result of their investment in the Fund or as co-fiduciaries for actions taken by or on behalf of the Fund or the Advisers. With respect to an IRA that invests in the Fund, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiaries, would cause the IRA to lose its tax-exempt status.

Accordingly, for so long as any class of our Common Shares are not considered “publicly-offered securities” within the meaning of the Plan Asset Regulations, the Fund intends to limit Benefit Plan Investor investments in our Common Shares so that holdings by Benefit Plan Investors are not “significant” within the meaning of the Plan Asset Regulations. In this regard, in order to avoid the possibility that our assets could be treated as “plan assets,” within the meaning of the Plan Asset Regulations, until such time as each class of our Common Shares constitutes “publicly-offered securities” within the meaning of the Plan Asset Regulations we will (i) require any person proposing to acquire Common Shares to furnish such information as may be necessary to determine whether such person is a Benefit Plan Investor or a Controlling Person and (ii) have the power to (a) exclude any shareholder or potential shareholder from purchasing or transferring Common Shares; (b) prohibit any redemption of Common Shares; and (c) redeem some or all Common Shares held by any shareholder if, and to the extent that, our Board of Trustees determines that there is a substantial risk that such shareholder’s purchase, ownership, transfer or redemption of Common Shares would result in our assets being characterized as plan assets for purposes of the fiduciary responsibility or prohibited transaction provisions of ERISA or Section 4975 of the Code, and all Common Shares of the Fund shall be subject to such terms and conditions. After such time as all of Class S, Class D and Institutional shares (and any other equity interests in the Fund (if any)) constitute “publicly-offered securities,” the Fund may no longer be required to limit or prohibit “benefit plan investors” from investing in the Fund.

20